Exhibit 99.1

CallWave Sells Virtual Fax Subscriber Base

CallWave Continues Strategic Realignment Around its FUZE Unified Communications Product;

Divests its Legacy Virtual Fax Subscriber Base

SAN FRANCISCO – February 25, 2009 – CallWave, Inc. (NASDAQ: CALL), a leading global provider of mobile and web-based unified communications solutions, today announced that it has sold the subscriber base and related intellectual property associated with its legacy virtual fax technology for $12 million to j2 Global Communications, Inc. (NASDAQ: JCOM). As part of the sale the parties entered into an agreement to cross license their intellectual property assets.

“In our continuing review of strategic alternatives, we concluded that it was in the best interest of our shareholders to divest certain non-core assets and focus greater resources on our Unified Communications strategy,” said Jeffrey Cavins, CEO at CallWave.

About CallWave, Inc.

CallWave is a global provider of unified communication applications which allow today’s professional to communicate, collaborate, and conference from anywhere in the world via computer over any web connection or with any leading 3G smartphone or Wi-Fi enabled device. CallWave’s FUZE is a mobile and web-based collaboration service that enables secure, real-time collaboration, and presence. FUZE offers unique features including high-definition, synchronized video and image sharing. CallWave’s WebMessenger solutions securely extend instant messaging (IM) and OCS applications to mobile devices, including the iPhone.

Founded in 1998, CallWave is publicly traded on the NASDAQ under the symbol “CALL,” with headquarters located in San Francisco, California. Please visit: www.callwave.com.

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CONTACT:

Media Inquiries:

Kara Parsons, Vice President of Marketing

415-367-4548

kparsons@callwave.com

or

Investor Inquiries:

Financial Profiles, Inc.

Moira Conlon / Brandi Floberg, 310-277-4907

callwave@finprofiles.com